Exhibit 99.(12)

September 25, 2026

AltShares Trust

41 Madison Avenue

New York, New York 10010

The Arbitrage Funds

104 Fifth Avenue

New York, New York 10011

Re:     Reorganization to Combine Series of Delaware Statutory Trusts

Ladies and Gentlemen:

The Arbitrage Fund, a Delaware statutory trust (“Acquiring Trust”), on behalf of its segregated Fund of assets (“series”) thereof listed under the heading “Acquiring Funds” on Schedule A attached hereto (each, an “Acquiring Fund”), and AltShares Trust, a Delaware statutory trust (“Target Trust”), on behalf of its series listed under the heading “Target Funds” on Schedule A (each, a “Target Fund”)1, have requested our opinion as to certain federal income tax consequences of each Acquiring Fund’s proposed acquisition of the corresponding Target Fund pursuant to an Agreement and Plan of Reorganization adopted by the Boards of Trustees of Acquiring Trust and Target Trust at a joint meeting thereof held on May 19, 2026 (“Plan”). The Plan contemplates (1) each Acquiring Fund’s acquisition of all of the corresponding Target Fund’s Assets2 in exchange solely for the issuance to that Target Fund of voting shares of beneficial interest (“shares”) in Acquiring Fund and Acquiring ETF’s assumption of all of that Target Fund’s Liabilities, followed by (2) Target Fund’s distribution of those shares pro rata to its Shareholders in complete liquidation thereof (for federal tax purposes), and (3) Target Fund’s termination as a series of the Target Trust and dissolution under Delaware law, all on the terms and conditions set forth in the Plan (all the foregoing transactions involving an Acquiring Fund and the corresponding Target Fund being referred to herein collectively as the “Reorganization”).

1 Each Target Fund and Acquiring Fund is sometimes referred to herein as a “Fund.” Each of Acquiring Trust and Target Trust is sometimes referred to herein as an “Investment Company” and, together, as the “Investment Companies.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

K&L GATES LLP

ONE CONGRESS STREET BOSTON MA 02114

T +1 617 261 3100 F +1 617 261 3175 klgates.com

AltShares Trust

The Arbitrage Funds
September 25, 2026

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Information Statement/Prospectus dated July 28, 2026 (“Information Statement”), regarding the Reorganization that was furnished to the shareholders of each Target Fund, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Plan, and on the statements and representations of officers and other representatives of the Acquiring Funds and the Target Funds (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Plan) will be, correct without such qualification. We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the Closing Date with respect to the Reorganization, will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

With respect to each Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations’ being true and complete on the Closing Date with respect to the Reorganization and (2) the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(a)	Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Target Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Fund Shares and in complete liquidation of Target Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(b)	Target Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Fund Shares;

(c)	Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

AltShares Trust

The Arbitrage Funds
September 25, 2026

(d)	Acquiring Fund’s basis in each Asset will be the same as Target Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e)	A Shareholder will recognize no gain or loss on the exchange of all its Target Fund Shares solely for Acquiring Fund Shares (including fractional shares to which it may be entitled) pursuant to the Reorganization;

(f)	A Shareholder’s aggregate basis in the Acquiring Fund Shares (including fractional shares to which it may be entitled) it receives in the Reorganization will be the same as the aggregate basis in its Target Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares (including fractional shares to which it may be entitled) will include, in each instance, its holding period for those Target Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

(g)	For purposes of section 381, Acquiring Fund will be treated just as Target Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Target Fund’s taxable year, Target Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no Reorganization, and the part of Target Fund’s last taxable year that began before the Reorganization will be included in Acquiring Fund’s first taxable year that ends after the Reorganization.

Notwithstanding subparagraphs (b) and (d), no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or

AltShares Trust

The Arbitrage Funds
September 25, 2026

foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

AltShares Trust

The Arbitrage Funds
September 25, 2026

Schedule A

Target Funds (each a series of Target Trust)	Acquiring Funds (each a series of Acquiring Trust)
AltShares Merger Arbitrage ETF	AltShares Merger Arbitrage ETF
AltShares Event-Driven ETF	AltShares Event-Driven ETF